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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in 1994 Employee Stock Purchase Plan Registration Statement No. 33-79014 as amended by Post-Effective Amendment No.3, 1997 Special Stock Option Plan Registration Statement No. 333-33439 as amended by Post-Effective Amendment No.1, 1997 Incentive Stock Option Plan Registration Statement No. 333-32455 as amended by Post-Effective Amendment No.1, 1987 Special Stock Option Plan Registration Statement No. 333-29111, and 1987 Incentive Stock Option Plan Registration Statement No. 33-15017 as amended by Post-Effective Amendment No.1, each on Form S-8, of our report dated May 4, 2001 appearing in this Annual Report on Form 10-K of Pierre Foods, Inc. for the fiscal year ended March 3, 2001.

DELOITTE & TOUCHE LLP

Cincinnati, Ohio
May 4, 2001